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                                  EXHIBIT 1.2


Acacia Research Corporation made an oral agreement with Waterford Capital Incorporated, a Texas corporation, as follows:

Acacia Research Corporation (the "Company "). The Company shall pay to Waterford Capital Incorporated, a Texas corporation (the "Finder"), five percent (5%) of the gross proceeds received by the Company from the sale of any equity of the Company made on or before June 29, 2005, to any purchaser first introduced to the Company by the Finder.